Exhibit 10.2

January 27, 2026

Apollo Management Holdings, L.P.

3 Bryant Park

New York, NY 10036

Re:	Seller Transaction Expenses

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase and Sale Agreement entered into as of the date hereof (as amended, restated, modified or supplemented from time to time, the “Purchase Agreement”), by and between Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Seller”), and Athene Holding Ltd., a Delaware corporation. Unless otherwise defined herein, capitalized terms used in this letter shall have the same meaning as set forth in the Purchase Agreement.

In connection with the entry by Seller into the Purchase Agreement, Seller has requested that Apollo Management Holdings, L.P. (“Apollo”) enter into this letter agreement to set forth certain agreements and understandings between Seller and Apollo. As inducement and in consideration for the Seller’s willingness to enter into the Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Seller Transaction Expenses. Notwithstanding anything contained in the Purchase Agreement to the contrary, Apollo hereby agrees to pay or reimburse or cause to be paid or reimbursed, up to $10,000,000.00 in the aggregate, of documented expenses incurred by Seller in connection with the Purchase Agreement and the transactions contemplated thereby, including but not limited to, fees and expenses of counsel, accountants, investment bankers, experts, consultants and other advisors, and any financing exit, repayment or breakage fees (“Transaction Expenses”), provided that the Purchase Agreement has not been terminated (1) by Seller pursuant to Section 11.3(a) thereof in connection with a Superior Proposal made by an Excluded Party or (2) by Buyer pursuant to Section 11.4(a) thereof in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party. Following the earlier of: (a) the consummation of the transactions contemplated by the Purchase Agreement and (b) the valid termination of the Purchase Agreement pursuant to the applicable provisions contained therein, Seller shall deliver written notice to Apollo of its request for reimbursement pursuant to this letter agreement, which notice shall include payment and wire instructions. As soon as reasonably practicable following receipt of such notice from Seller, and in no event later than ten (10) business days thereafter, Apollo shall deliver payment directly to Seller or, at Seller’s direction in the written notice, to applicable service providers or other Transaction Expense payees of Seller.

2. Tax Matters. The Transaction Expenses reimbursement payment (the “Payment”) shall be paid into escrow on the date such payment is required to be paid by Apollo pursuant to this letter agreement by wire transfer of immediately available funds to an escrow account established by Apollo. The amount payable out of such escrow account to Seller in any tax year of Seller shall not exceed the maximum amount that can be paid to Seller without causing Seller to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (such amount, the “Qualifying Income”), and assuming that Seller has income from unknown sources during such year in an amount equal to 1% of its gross income that is not Qualifying Income (in addition to any known or anticipated income that is not Qualifying Income), in each case as determined by Seller’s independent accountants, unless Seller receives a written opinion from qualified counsel satisfactory to the board of directors of the Seller to the effect that the payment (i) should constitute Qualifying Income or (ii) otherwise should not cause Seller to fail to qualify as a real estate investment trust for U.S. federal income tax purposes, in which case the full amount in escrow shall be payable to Seller.

3. Miscellaneous.

a. Section 12.4 (Governing Law) and Section 12.11 (Jurisdiction; Court Proceedings; Waiver of Jury Trial) of the Purchase Agreement are hereby incorporated by reference.

b. The terms of this letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

c. This letter agreement may not be amended, waived or modified except by an instrument in writing signed by each of the parties hereto.

d. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter of this letter agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this letter agreement.

e. This letter agreement may be executed by electronic signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this letter agreement transmitted by electronic transmission, by DocuSign, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Remainder of page intentionally left blank]

This letter agreement is duly executed and delivered by each of the parties below as of the date set forth above.

Very truly yours,

Seller:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name: Stuart A. Rothstein
Title: Chief Executive Officer and President

[Signature Page to Letter Agreement]

ACKNOWLEDGED AND AGREED:

Apollo:

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Martin Kelly
Name: Martin Kelly
Title: Vice President

[Signature Page to Letter Agreement]